Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Delek Logistics Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common units representing limited partner interests	Rule 457(o)	(1)	(2)	$200,000,000	$92.70	$18,540

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$200,000,000		$18,540

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$18,540

(1)

There are being registered hereunder such indeterminate number of common units as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common units being registered hereunder also include such indeterminate number of common units as may be issued from time to time with respect to the common units being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act with respect to the securities to be sold by the registrant. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $200,000,000.

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